Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AST

The following management’s discussion and analysis of our financial condition and results of operations is intended to clarify our results of operations, certain changes in our financial position, liquidity, capital structure and business developments for the periods covered by the consolidated financial statements included elsewhere in this proxy statement. Our actual results could differ materially from those discussed below. This discussion should be read in conjunction with, and is qualified by reference to, the other related information contained in this proxy statement, including our consolidated financial statements and the related notes thereto and the description of our business as well as the risk factors discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an innovative satellite designer and manufacturer. We operate from six locations that include our corporate headquarters and 85,000 square foot satellite assembly, integrating and testing facility in Midland, Texas, as well as operations in Maryland, Spain, the United Kingdom, and Israel. In addition, our 51% owned and controlled subsidiary, Nano, is located in Lithuania.

We and our global partners are building the first and only space-based cellular broadband network to be accessible by standard smartphones. Our SpaceMobile Service is expected to provide cost-effective, high-speed mobile broadband services with global coverage to all end-users, regardless of where they live or work, without the need to purchase special equipment. We believe the SpaceMobile Service would be the first global direct mobile broadband network using low Earth orbit (“LEO”) satellites to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT-enabled device. We intend to partner with mobile network operators (“MNOs”) to offer the SpaceMobile Service to the MNOs’ end-user customers. Users will not need to subscribe to the SpaceMobile Service directly with us, nor will they need to purchase any new or additional equipment. Users will be able to access the SpaceMobile Service when prompted on their device that they are no longer within range of the land-based facilities of the MNO operator or will be able to purchase a plan directly with their existing mobile provider.

The SpaceMobile Service is planned to be provided through a network of 168 high-powered, large phased-array satellites in LEO. The worldwide mobile traffic will be directed by the SpaceMobile Service to a terrestrial gateway and then to the in-country MNO’s core cellular network connected to the internet. Users will connect to the SpaceMobile Service as if they were using a local cell tower, with less communication delay effects than existing geostationary satellite communication systems experience.

On April 1, 2019, we launched our first test satellite, the BlueWalker 1 (“BW1”), which was used to validate our satellite to cellular architecture and was capable of managing communications delays from LEO orbit and the effects of doppler in a satellite to ground cellular environment using the 4G-LTE protocol. We are currently manufacturing and procuring the satellite componentry required for our BlueWalker 3 (“BW3”) test satellite. As of March 31, 2021, we have incurred approximately $37.2 million on our BW3 efforts, and intend to incur an additional $23 to $26 million to bring this project to completion. During 2021, we will be assembling and testing the BW3 satellite at our facility in Midland, Texas. BW3 is currently targeted to launch late in the fourth quarter of 2021. However, the exact timing of such launch is contingent on a number of factors, including satisfactory and timely completion of construction and testing of BW3 and the availability of an appropriate launch window and vehicle from our launch provider. The launch of BW3 was scheduled to coincide with the launch of a primary payload from an unrelated entity. The primary payload from such unrelated entity is delayed, which may in turn delay the launch window for BW3. If we are required to identify another launch vehicle and/or launch provider, we may incur delays in such launch and may incur additional costs. We are planning our first commercial satellite launches for the second half of 2022 or early 2023, which are expected to provide satellite coverage in the 49 Equatorial countries, representing a total population of approximately 1.6 billion people, with 20 satellites. We plan to achieve full global mobile coverage with the launch of 110 satellites by the end of 2023 or early in 2024 and multiple input multiple output (“MIMO”) with the launch of a total of 168 satellites by the end of 2024.

Revenue is currently generated from Nano, which consists of satellite development and manufacturing, procuring and arranging launch services, as well as in-orbit operations. Additionally, on a smaller scale, Nano offers hosted payload services, sale of individual satellite parts and subsystems, and software licenses.

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Impact of COVID-19 Pandemic

With the on-going global spread of the COVID-19 pandemic, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on its business. The extent to which the COVID-19 pandemic impacts our business, research and development efforts and the value of our equity, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements, and the effectiveness of actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties specific to the industry. To date, the pandemic has not had a material impact to our technology development efforts or results of our operations. However, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the future effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity.

The Business Combination

On April 6, 2021 the Closing Date, AST completed the previously announced business combination (“Business Combination”) pursuant to that certain Equity Purchase Agreement, by and among AST, New Providence Acquisition Corp. (“NPA”), the existing equityholders of AST, New Providence Acquisition Management LLC, a Delaware limited liability company (“Sponsor”), and Abel Avellan (“Avellan”). As contemplated by the Equity Purchase Agreement (a) NPA was appointed as the managing member of AST and AST became a subsidiary of NPA; (b) NPA changed its name to “AST SpaceMobile, Inc.”; (c) immediately prior to the closing of the Business Combination, all then-outstanding shares of Class B common stock, par value $0.0001 per share, of NPA (“NPA Class B Common Stock”) held by Sponsor (the “Sponsor Stock”) converted into shares of Class A common stock, par value $0.0001 per share, of NPA (“NPA Class A Common Stock”) immediately prior to the Business Combination; (d) each share of NPA Class A Common Stock, including those converted as described in (c) above, was converted into one share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), and each warrant of NPA (an “NPA Warrant”) was converted into one warrant of the Company (a “Warrant”); (e) AST restructured its capitalization, appointed the Company as its managing member and issued to the Company 51,729,704 units of ownership interest in AST (the “AST Common Units”), which entitle the holder to the distributions, allocations, and other rights under the Fifth Amended and Restated Limited Liability Company Operating Agreement of AST (the “A&R Operating Agreement”), in exchange for which AST received approximately $227.0 million remaining in NPA’s trust account following (i) the $4.8 million payment of deferred underwriting commissions (ii) $0.2 million of redemptions made in connection with NPA’s special meeting of stockholders relating to the transactions contemplated by the Equity Purchase Agreement (the “Special Meeting”) and NPA’s annual meeting of stockholders to approve, among other things, a charter amendment to extend the date by which it had to complete an initial business combination and (iii) the repayment of a $0.6 million related party loan between the Sponsor and NPA; (f) AST issued to the Company warrants to purchase up to 17,600,000 AST Common Units; (g); certain investors (the “PIPE Investors”) purchased 23,000,000 shares of Class A Common Stock; (h) the Company issued 51,636,922 shares of Class B common stock, par value $0.0001 per share, of the Company, which carries one vote per share but no economic rights (“Class B Common Stock”) to the Existing AST Equityholders (other than Avellan); and (i) the Company issued 78,163,078 shares of Class C common stock, par value $0.0001 per share, of the Company, which carries ten votes per share but no economic rights (“Class C Common Stock”) to Avellan (the transactions referred to in clauses (a) through (i), collectively, the “Business Combination”).

In connection with the closing of the Business Combination, the Company incurred an additional $31.2 million of contingent transaction costs, which were paid at closing.

Components of Results of Operations

Revenues

To date, we have not generated significant revenues and do not expect to begin generating revenues from our SpaceMobile Service until 2023. Our 51% owned subsidiary, Nano, generates revenue from ancillary sales and services in Europe and the United States, but is primarily engaged in the development and manufacture of satellite technology. Nano also sells individual satellite parts, subsystems, and software to be configured to customers’ satellites, and enters into “rideshare” type agreements whereby Nano provides hosted payload services using customers’ payloads integrated with Nano-owned Satellite Buses for scheduled launches. Given the above information, any revenue recognition presented herein primarily relates to Nano’s commercially available goods and services.

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Cost of Sales

Cost of sales includes the purchase price of various products and services that are used in performing under Nano’s revenue arrangements. Cost of sales also includes operational costs to fulfill Nano customer orders, including costs for Nano employees and overhead.

Engineering Services

Engineering services are charged to expense as incurred. Engineering services consist primarily of the expenses associated with our ongoing engineering efforts to establish technical feasibility of our products, as well as the cost of internal staff (such as engineers and consultants) to support these efforts. Currently, major engineering activities include procuring and manufacturing the satellite components required for the BW3 satellite. We intend to assemble and test the BW3 satellite at our Midland, Texas facility during the first half of 2021. The BW3 satellite is scheduled to be launched during the second half of 2021. Additionally, we have established alternative uses (separate economic value) for BW3 and therefore, the hard costs (i.e., test equipment, antennas, sensors, cables, launch vehicles) and other nonrecurring costs solely associated with our BW3 developments are capitalized to our construction in progress (“CIP”) account, and presented on our Consolidated Balance Sheets.

Research and Development Costs

Our research and development (“R&D”) costs consist principally of non-recurring engineering developments in which we typically engage third party vendors. Currently, major R&D activities include engaging with vendors to help develop the electronic componentry and software to be used in the first commercial satellite launch phase of the SpaceMobile Service, which is expected to provide satellite coverage in certain countries along the Equator with 20 satellites.

General and Administrative Costs

Our general and administrative costs include the costs of insurance, personnel, and outside professional services, including accounting and legal fees. We expect our general and administrative costs to increase following the Business Combination on April 6, 2021, including expenses necessary to comply with the rules and regulations applicable to U.S. public companies and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Depreciation and Amortization

Depreciation and amortization expense includes amounts related to property and equipment as well as finite-lived intangible assets. Once BW3 is completed and successfully launched, we expect a significant portion of our depreciation expense to relate to the depreciation of this asset, given its assigned useful life is two years.

Interest Income

Our interest income consists primarily of interest earned on cash and cash equivalents held by us in interest bearing demand deposit accounts.

Interest Expense

Our interest expense consisted of interest on the borrowings from our founder and CEO, Abel Avellan. We repaid all amounts due under this borrowing as of March 3, 2020.

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Other Income and (Expense), Net

Our other income or expense consists of miscellaneous non-operating items, such as foreign exchange gains or losses.

Income Taxes

Our income tax expense is driven by our foreign subsidiaries, primarily Israel and Nano.

Results of Operations

Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020

The following table sets forth a summary of our consolidated results of operations for the year-end periods indicated below and the changes between the periods.

	Three Months Ended March 31, (unaudited)
	2021	2020	$ Change
	(dollars in thousands)
Revenues	$951	$773	$178

Cost of sales	(896)	(1,030)	134

Gross profit	55	(257)	312

Operating expenses:
Engineering services	5,659	2,148	3,511
General and administrative costs	5,537	2,178	3,359
Research and development costs	304	43	261
Depreciation and amortization	614	120	494
Total operating expenses	12,114	4,489	7,625

Other income and expense:
Interest income	2	36	(34)
Interest expense	-	(23)	23
Other income and (expense), net	(30)	(3)	(27)
Total other income (expense)	(28)	10	(38)

Net loss before income taxes	(12,087)	(4,736)	(7,351)
Income taxes	(1)	-	(1)
Net loss	$(12,088)	$(4,736)	$(7,352)

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Revenues

Total revenues increased by $0.2 million to $1.0 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase was primarily due to an increase in sales to new third-party customers.

Cost of Sales

Total cost of sales decreased by $0.1 million to $0.9 million for the three months March 31, 2021 as compared to the three months ended March 31, 2020. The decrease was primarily due to decreased costs to deliver new and existing revenue contracts to Nano customers during the three months ended March 31, 2021. In 2020, we incurred significant costs of sales on specific contracts while the related revenue was not recognized during the three months ended March 31, 2020.

Engineering Services

Total engineering services increased by $3.5 million to $5.7 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase was primarily due to a $2 million increase in internal engineer headcount and a $0.7 million increase in internal consultant costs. The costs related to recurrent engineers and consultants that are not solely associated with the development of BW3 are expensed as engineering services. The remaining $0.8 million increase relates to other operating expenses, such as consumables, components and facility expenses. We expect engineering expenses to continue to increase over the upcoming years as the SpaceMobile Service is developed.

We are also in the process of manufacturing and launching the first space-based global broadband cellular network distributed through a constellation of Low Earth Orbit Satellites (the “AST Satellite Constellation”). Once deployed and operational, the AST Satellite Constellation will provide connectivity directly to standard/unmodified cellular phones or any 2G/3G/4G LTE and 5G enabled device (the “SpaceMobile Service”). The SpaceMobile Service will be made available to cellular subscribers and others through wholesale commercial roaming agreements with cellular service providers on a global basis.

General and Administrative Costs

Total general and administrative costs increased by $3.4 million to $5.5 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase was primarily due to a $1.9 million increase in employee and consultant-related expenses such as salaries and recruiting fees due to the increase in headcount compared to the prior year period, a $0.7 million increase in professional costs due to the increase in legal and accounting services compared to the prior year period, and a $1 million increase in other miscellaneous expenses such as corporate office expenses, licenses, and insurance costs, offset by a $0.1 million decrease in travel expenses due to reduced travel as a result of the COVID-19 pandemic.

Research and Development Costs

Total research and development costs increased by $0.3 million to $0.3 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase was primarily due a $0.3 million increase in development efforts relating to the SpaceMobile constellation.

Depreciation and Amortization

Total depreciation and amortization increased by $0.5 million to $0.6 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase was primarily due to the purchase of additional fixed assets and leasehold improvements between periods.

Total Other Income (Expense)

Total other expense decreased by less than $0.1 million to less than $0.1 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase was primarily driven by a less than $0.1 million decrease in interest earned during the current fiscal quarter.

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Liquidity and Capital Resources

We require capital to fund our operating expenses and to make capital expenditures. We expect our capital requirements to increase as our operations expand. We had $22.2 million in cash and cash equivalents as of March 31, 2021. As a result of the Business Combination which occurred on April 6, 2021, NPA contributed net proceeds of approximately $418 million. As a result, our cash and cash equivalents increased to $440 million. We believe our operating cash flows, together with our cash on hand and the cash obtained as a result of the Business Combination is sufficient to meet our current working capital and capital expenditure requirements for a period of at least twelve months from the date of this 10-Q.

The design, development, manufacture, integration, testing, assembly and launch of satellites and related components is a capital-intensive venture. We estimate the gross costs associated with designing, building and launching the 20 Equatorial SpaceMobile satellites to be approximately $510 million, which includes $128 million of capital raised to date by us from preferred stock, common stock, and Founder loan proceeds, excluding the cash received under the Business Combination with NPA. As part of the Business Combination, NPA contributed approximately $418 million in net proceeds to us in exchange for 28.5% of the outstanding AST Common Units and became the managing member of AST. We estimate the gross costs associated with designing, building and launching all global and MIMO SpaceMobile satellites and related infrastructure to be approximately $1.7 billion. As noted above, as a result of the Closing of the Equity Purchase Agreement, we believe we have sufficient capital to fund planned operations and development for the next 12 to 24 months, including the launch of our first 20 Equatorial satellites. We will need to raise additional capital to continue developing and launching satellites to complete subsequent phases of the SpaceMobile Service. We expect to raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. This capital may be necessary to fund its ongoing operations, continue research, development and design efforts, improve infrastructure, and launch satellites. We cannot be certain that additional funds will be available to us on favorable terms if required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially adversely affected.

Cash Flows

Historical Cash Flows

The following table summarizes our sources and uses of cash for the years ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(dollars in thousands)
Cash and cash equivalents	$22,213	$88,922

Cash used in operating activities	$(8,513)	$(4,235)
Cash used in investing activities	(11,437)	(3,936)
Cash (used in) provided by financing activities	(595)	70,343

Operating activities

Cash used in operating activities was $8.5 million for the three months ended March 31, 2021, as compared to cash used in operating activities of $4.2 million for the same period in 2020. The $4.3 million increase in cash used in operating activities for the three months ended March 31, 2021 was primarily attributable to the $12.1 million net loss as a result of the expansion of our operations and satellite technology development efforts, an increase in net loss of $7.4 million over the prior period, offset by a $2.4 million change in operating assets and liabilities and $1.1 million change in non-cash adjustments to reconcile net loss to cash used in operating activities.

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Investing activities

Cash used in investing activities was $11.4 million for the three months ended March 31, 2021, as compared to cash used in investing activities of $3.9 million for the same period in 2020. The $7.5 million increase in cash used in investing activities for the three months March 31, 2021 was primarily attributable to a $5.5 million increase in BW3 satellite construction costs, as well as a $2 million increase in purchases of property and equipment including satellite antennas, test equipment, and leasehold improvements.

Financing activities

Cash used in financing activities was $0.6 million for the three months March 31, 2021, as compared to cash provided by financing activities of $70.3 million for the same period in 2020. The $70.9 million decrease in cash provided by financing activities for the three months ended March 31, 2021 was primarily attributable to a decrease in net proceeds from the issuance of AST Series B Preferred Units during the period of $72.1 million and an increase in direct and incremental costs incurred for the merger with NPA of $5.0 million, offset by a $1.8 million decrease in the repayment for a founder bridge loan as compared to the prior period.

Funding Requirements

We believe our existing cash and cash equivalents along with the net proceeds received from the Business Combination with NPA will be sufficient to meet anticipated cash requirements for at least 12 months from the date hereof. However, our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could expend capital resources sooner than we expect.

Future capital requirements will depend on many factors, including:

●	Seeking and obtaining market access approvals;
●	Establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support our satellite development;
●	Addressing any competing technological and market developments; and
●	Attracting, hiring, and retaining qualified personnel.

Until such time, if ever, as we can generate substantial revenues to support it cost structure, we expect to finance cash needs through a combination of equity offerings, debt financings, commercial and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through commercial agreements, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies and/or future revenue streams, or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. In addition, our ability to raise necessary financing could be impacted by the COVID-19 pandemic and its effects on the market conditions. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our commercialization efforts or grant rights to develop and market other services even if we would otherwise prefer to develop and market these services ourself or potentially discontinue operations.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP. Our discussion and analysis of the financial condition and results of operations are based on these financial statements. The preparation of these financial statements requires the application of accounting policies in addition to certain estimates and judgments by our management. Our estimates and judgments are based on currently available information, historical results and other assumptions we believe are reasonable. Actual results could differ materially from these estimates

During the three months ended March 31, 2021, there were no changes to the critical accounting policies discussed within Form 8-K and supporting financial statements therein for the year ended December 31, 2020, as filed with the SEC on April 12, 2021 and as amended on Form 8-K/A on May 6, 2021 (the “8-K/A”). For a complete discussion of our critical accounting policies, refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations for AST for the years ended December 31, 2020 and 2019 filed as Exhibit 99.3 to the 8-K/A.

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